                                                                  Exhibit 99.03

                         INDEPENDENT AUDITORS' REPORT

To the Partners of FrontierVision Partners, L.P.:

  We have audited the accompanying consolidated balance sheets of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, partners' deficit and cash flows for each of the years in the three year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Denver, Colorado
March 19, 1999

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  In Thousands

                                                     December 31, December 31,
                                                         1998         1997
                                                     ------------ ------------
ASSETS
Cash and cash equivalents...........................  $    7,354   $   6,873
Accounts receivable, net of allowance for doubtful
 accounts of $666 and $640..........................      13,443       8,071
Prepaid expenses and other..........................       4,046       2,785
Investment in cable television systems, net:
  Property and equipment............................     342,754     247,724
  Franchise cost and other intangible assets........     820,524     637,725
                                                      ----------   ---------
      Total investment in cable television systems,
       net..........................................   1,163,278     885,449
                                                      ----------   ---------
Deferred financing costs, net.......................      25,812      26,283
Organization costs, net.............................         280         377
Earnest money deposits..............................         150       2,000
                                                      ----------   ---------
      Total assets..................................  $1,214,363   $ 931,838
                                                      ==========   =========
LIABILITIES AND PARTNERS' DEFICIT
Accounts payable....................................  $   18,233   $   2,770
Accrued liabilities.................................      17,169      15,126
Subscriber prepayments and deposits.................       3,312       1,828
Accrued interest payable............................       9,547       5,064
Deferred income taxes...............................      11,856          --
Long term debt, including related party.............   1,355,144     994,955
                                                      ----------   ---------
      Total liabilities.............................   1,415,261   1,019,743
                                                      ----------   ---------
Partners' deficit
  General partner...................................      (2,010)       (880)
  Limited partners--
    Special Class A.................................    (154,139)    (66,723)
    Class A.........................................     (44,749)    (20,302)
                                                      ----------   ---------
      Total partners' deficit.......................    (200,898)    (87,905)
                                                      ----------   ---------
Commitments
      Total liabilities and partners' deficit.......  $1,214,363   $ 931,838
                                                      ==========   =========

          See accompanying notes to consolidated financial statements.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (In Thousands)

                                                     For the Years Ended
                                                        December 31,
                                                 -----------------------------
                                                   1998       1997      1996
                                                 ---------  --------  --------
Revenues.......................................  $ 245,134  $145,126  $ 76,464
Expenses:
  Operating expenses...........................    123,600    74,314    39,181
  Corporate administrative expenses............      6,965     4,418     2,930
  Depreciation and amortization................    114,280    65,627    35,849
  Storm costs..................................        522        --        --
                                                 ---------  --------  --------
    Total expenses.............................    245,367   144,359    77,960
                                                 ---------  --------  --------
Operating income/(loss)........................       (233)      767    (1,496)
Interest expense, net..........................    (89,067)  (48,166)  (22,320)
Interest expense, related party................    (26,094)  (22,264)  (12,544)
Other expense..................................       (526)      (57)       (8)
                                                 ---------  --------  --------
Loss before income tax benefit and
 extraordinary item............................   (115,920)  (69,720)  (36,368)
Income tax benefit.............................      2,927        --        --
                                                 ---------  --------  --------
Loss before extraordinary item.................   (112,993)  (69,720)  (36,368)
Extraordinary item--Loss on early retirement of
 debt..........................................         --    (5,046)       --
                                                 ---------  --------  --------
Net loss.......................................  $(112,993) $(74,766) $(36,368)
                                                 =========  ========  ========
Net loss allocated to:
Special Class A Limited Partners...............  $ (87,416) $(57,842) $(27,072)
Class A Limited Partners.......................    (24,447)  (16,177)   (8,932)
General Partner................................     (1,130)     (747)     (364)
                                                 ---------  --------  --------
                                                 $(112,993) $(74,766) $(36,368)
                                                 =========  ========  ========

          See accompanying notes to consolidated financial statements.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                                 (In Thousands)

                                                 Limited Partners
                                       ---------------------------------------
                                       General   Special
                                       Partner   Class A   Class A     Total
                                       -------  ---------  --------  ---------
Balance, December 31, 1995............ $   128  $   9,361  $  3,405  $  12,894
  Net loss............................    (364)   (27,072)   (8,932)   (36,368)
  Capital contributions...............      54      4,648       738      5,440
                                       -------  ---------  --------  ---------
Balance, December 31, 1996............ $  (182) $ (13,063) $ (4,789) $ (18,034)
  Net loss............................    (747)   (57,842)  (16,177)   (74,766)
  Capital contributions...............      49      4,182       664      4,895
                                       -------  ---------  --------  ---------
Balance, December 31, 1997............ $  (880) $ (66,723) $(20,302) $ (87,905)
  Net loss............................  (1,130)   (87,416)  (24,447)  (112,993)
                                       -------  ---------  --------  ---------
Balance, December 31, 1998............ $(2,010) $(154,139) $(44,749) $(200,898)
                                       =======  =========  ========  =========

          See accompanying notes to consolidated financial statements.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                            For the Years Ended December 31,
                                            ----------------------------------
                                               1998        1997        1996
                                            ----------  ----------  ----------
Cash Flows From Operating Activities:
 Net loss.................................. $ (112,993) $  (74,766) $  (36,368)
 Adjustments to reconcile net loss to net
  cash flows from operating activities:
  Extraordinary item--Loss on early
   retirement of debt......................         --       5,046          --
  Depreciation and amortization............    114,280      65,627      35,849
  Income tax benefit.......................     (2,927)         --          --
  Gain on swap of systems..................     (2,362)         --          --
  Amortization of deferred debt issuance
   costs...................................      3,274       2,133       1,236
  Accretion of interest on Discount Notes..     19,485       5,768         924
  Accretion of interest on related party
   indebtedness............................     26,094      22,264      12,544
  Changes in operating assets and
   liabilities, net of effect of
   acquisitions:
    Accounts receivable....................     (3,147)       (582)     (1,946)
    Receivable from seller.................         --         846       1,377
    Prepaid expenses and other.............       (870)       (249)     (1,266)
    Accounts payable and accrued
     liabilities...........................     15,698       2,906       3,664
    Subscriber prepayments and deposits....      1,086      (1,523)     (2,393)
    Accrued interest payable...............      4,483      (1,226)      5,870
                                            ----------  ----------  ----------
      Total adjustments....................    175,094     101,010      55,859
                                            ----------  ----------  ----------
      Net cash flows from operating
       activities..........................     62,101      26,244      19,491
                                            ----------  ----------  ----------
Cash Flows From Investing Activities:
 Cash paid for capital expenditures........    (65,570)    (32,738)     (9,304)
 Pending acquisition costs.................        (22)       (146)         --
 Cash paid for franchise costs.............        (12)       (406)     (2,009)
 Cash paid for organization costs..........        (28)        (23)         --
 Earnest money deposits....................       (200)     (2,000)       (500)
 Proceeds from disposition of cable
  television systems.......................         --          --      15,065
 Cash paid in acquisition of cable
  television systems.......................   (307,595)   (392,631)   (421,467)
                                            ----------  ----------  ----------
      Net cash flows from investing
       activities..........................   (373,427)   (427,944)   (418,215)
                                            ----------  ----------  ----------
Cash Flows From Financing Activities:
 Debt borrowings...........................    316,485     523,000     137,700
 Payments on debt borrowings...............    (76,875)   (289,845)    (33,600)
 Proceeds from issuance of Subordinated
  Notes....................................         --          --     200,000
 Proceeds from issuance of Discount Notes..     75,000     150,000          --
 Proceeds from related party indebtedness..         --      31,104     102,042
 Principal payments on capital lease
  obligations..............................         --         (70)        (16)
 Increase in deferred financing fees.......       (395)    (11,357)     (3,771)
 Offering costs related to Subordinated
  Notes....................................         --        (129)     (7,417)
 Offering costs related to Discount Notes..     (2,408)     (6,585)         --
 Partner capital contributions.............         --       4,895       5,440
                                            ----------  ----------  ----------
      Net cash flows from financing
       activities..........................    311,807     401,013     400,378
                                            ----------  ----------  ----------
Net Increase (Decrease) in Cash and Cash
 Equivalents...............................        481        (687)      1,654
Cash and Cash Equivalents, at beginning of
 period....................................      6,873       7,560       5,906
                                            ----------  ----------  ----------
Cash and Cash Equivalents, end of period... $    7,354  $    6,873  $    7,560
                                            ==========  ==========  ==========
Supplemental Disclosure of Cash Flow
 Information:
 Cash paid for interest.................... $   62,789  $   42,226  $   15,195
                                            ==========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                (In thousands)

(1) The Partnership

 Organization and Capitalization:

  FrontierVision Partners, L.P. ("FVP") is a Delaware limited partnership formed April 17, 1995, for the purpose of acquiring and operating cable television systems. FVP was initially capitalized in August 1995 with approximately $16,600 of limited partner contributions, and approximately $168 from its sole general partner, FVP GP, L.P., a Delaware partnership. FVP's limited partners include individuals, corporations and partnerships. FVP's partners have committed to provide debt and equity capital commitments totaling approximately $199,400 through two limited partnership and note purchase agreements. As of December 31, 1998, FVP had received all of these commitments. Of the total capital contributed to FVP by December 31, 1998, approximately $27,100 is in the form of general and limited partner capital contributions, approximately $52,700 in the form of 14% junior subordinated notes (the "Junior Notes") and approximately $119,600 in the form of 12% senior subordinated notes (the "Senior Notes").

  Under the terms of the Limited Partnership Interest and Note Purchase Agreement (the "FVP Partnership Agreement"), FVP agreed to issue partnership interests, Senior Notes and Junior Notes to a limited partner, (less that limited partner's debt and equity commitments) as a syndication fee. In 1995 and 1996, FVP credited the capital account of the limited partner with a total of $428 related to limited partner capital contributions received, and issued Senior Notes and Junior Notes totaling $2,604 related to this arrangement. The amount issued related to the Senior Notes and the Junior Notes is reflected as a deferred financing cost in the accompanying consolidated financial statements and the amount issued related to limited partnership interests is reflected as a partners' capital syndication fee.

  FrontierVision Holdings, L.P. ("Holdings"), a Delaware limited partnership, is directly and indirectly a wholly-owned subsidiary of FVP and was formed on September 3, 1997 for the purpose of acting as co-issuer with its wholly-owned subsidiary, FrontierVision Holdings Capital Corporation ("Holdings Capital"), of $237,650 aggregate principal amount at maturity of 11 7/8% Senior Discount Notes due 2007 (collectively the "Discount Notes"). On December 2, 1998, Holdings, acting as a co-issuer with its wholly owned subsidiary, FrontierVision Holdings Capital II Corporation, issued $91,298 aggregate principal amount at maturity of 11 7/8% Senior Discount Notes Series B due 2007. FVP contributed to Holdings all of the outstanding partnership interests of FrontierVision Operating Partners, L.P. ("FVOP") prior to the issuance of the Discount Notes on September 19, 1997 (the "Formation Transaction") and therefore, at that time, FVOP and its wholly-owned subsidiary, FrontierVision Capital Corporation ("Capital"), became wholly-owned, consolidated subsidiaries of Holdings. FVP is the 99.9% general partner of Holdings and FrontierVision Holdings, LLC ("FV Holdings") is the 0.1% limited partner of Holdings. As used herein, the "Partnership" refers collectively to FVP, FV Holdings, Holdings, Holdings Capital, FVOP Inc. and FVOP.

 Allocation of Profits, Losses and Distributions:

  The Partnership may issue Class A, Special Class A, Class B, Special Class B and Class C limited partnership interests. As of December 31, 1998, the Partnership had only issued Class A, Special Class A and Class C limited partnership interests.

  Net losses are allocated to the partners in proportion to their combined debt and capital contributions until the limited partners have been allocated amounts equal to their capital contributions, except no losses shall be allocated to any limited partner which would cause the limited partner's capital account to become negative by an amount greater than the limited partner's share of the Partnership's "minimum gain" (the excess of the

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In thousands)
Partnership's nonrecourse debt over its adjusted basis in the assets encumbered by nonrecourse debt). Thereafter, losses are allocated to the general partner.

  Profits are allocated first to the general and limited partners to the extent of their negative capital accounts; then to the general and limited partners to the extent of their capital contributions; then to the general and limited partners until the Class A and Class B limited partners receive a 12% preferred return on their capital contributions; thereafter, 83% to the Class A and Class B limited partners and the general partner in proportion to their capital contributions, 9% to the general partner and Class C limited partners (the "General Partner Special Allocation"), and 8% to the Special Class A and Special Class B limited partners.

  Distributions are made first, 99% to the Class A and Class B limited partners and 1% to the general partner until the Class A and Class B limited partners have received a return of their contributed capital; second, 99% to the Class A and Class B limited partners and 1% to the general partner until the Class A and Class B limited partners receive a 12% preferred annual rate of return on their capital contributions; thereafter, 83% to the Class A and Class B limited partners and the general partner in proportion to their capital contributions, 9% to the general partner and Class C limited partners (the "general partner special allocation") and 8% to the Special Class A and Special Class B limited partners. Under the terms of the FVP Partnership Agreement, the general partner may issue Class C limited partnership interests to employees of the Partnership which entitle the holder to receive distributions from the Partnership. However, in no event shall the Class C limited partners be entitled to receive more than 3% of the aggregate distributions made. The percentage of the aggregate distributions made to the Class C limited partners shall result in a reduction to the General Partner's Special Allocation percentage. As of December 31, 1998, the Partnership had received total combined debt and capital contributions of $43,132 and $154,229 from its Class A limited partners and from its Special Class A limited partners, respectively.

(2) Summary of Significant Accounting Policies

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Partnership and its direct and indirect wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Basis of Presentation

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  For purposes of the financial statements, the Partnership considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Property and Equipment

  Property and equipment are stated at cost and include the following: distribution facilities, support equipment and leasehold improvements. Replacements, renewals and improvements are capitalized and costs for

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In thousands)
repairs and maintenance are charged to expense when incurred. The Partnership capitalizes direct labor and overhead related to installation and construction activities. Depreciation is computed on a straight-line basis using an average estimated useful life of 8 years.

 Franchise Costs, Covenants not to Compete, Subscriber Lists and Goodwill

  Franchise costs, covenants not to compete, subscriber lists and goodwill result from the application of the purchase method of accounting to business combinations. Such amounts are amortized on a straight-line basis over the following periods: 15 years for franchise costs (which reflects the Partnership's ability to renew existing franchise agreements), 5 years for covenants not to compete, 7 years for subscriber lists and 15 years for goodwill.

 Impairment of Long-lived Assets

  The Partnership periodically reviews the carrying amount of its property, plant and equipment and its intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates.

 Deferred Financing Costs and Deferred Bond Issue Costs

  Deferred financing costs and deferred bond issue costs are being amortized using the straight line method over the life of the loans and the bonds. Accumulated amortization at December 31, 1998 and 1997 is $5,106 and $1,808, respectively.

 Revenue Recognition

  Revenues are recognized in the period in which the related services are provided to the subscribers. Installation revenue is recognized in the period that installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable television system.

 Derivative Financial Instruments

  The Partnership manages risk arising from fluctuations in interest rates by using interest rate swap agreements, as required by its credit agreements. These agreements are treated as off-balance sheet financial instruments. The interest rate swap agreements are being accounted for as a hedge of the debt obligation, and accordingly, the net settlement amount is recorded as an adjustment to interest expense in the period incurred.

 Income Taxes

  The Partnership and its direct and indirect subsidiaries, except for FrontierVision Cable New England, Inc., New England CableVision of Massachusettes, Inc., Main Security Surveillance, Inc., FrontierVision Operating Partners, Inc., Capital, Holdings Capital and Holdings II Capital, are limited partnerships or limited liability companies and pay no income taxes as entities. All of the income, gains, losses, deductions and credits of the Partnership are passed through to its partners. Nominal taxes are assessed by certain state and local jurisdictions. The basis in the Partnership's assets and liabilities differs for financial and tax reporting purposes. At December 31, 1998, the book basis of the Partnership's net assets exceeded its tax basis by $20.4 million.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In thousands)
  FrontierVision Cable New England, Inc., New England CableVision of Massachusettes, Inc., Main Security Surveillance, Inc., FrontierVision Operating Partners, Inc., Capital, Holdings Capital and Holdings II Capital are corporations and are subject to federal and state income taxes which have not been significant. Deferred taxes relate principally to the difference between book and tax basis of the cable television assets owned by New England Cablevision of Massachusetts, Inc., partially offset by the tax effect of related net operating loss carryforwards.

 New Accounting Standards

  The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), which is effective for all fiscal years beginning after June 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or
(3) foreign currency exposures of net investments in foreign operations. Although management of the Company has not completed its assessment of the impact of SFAS 133 on its consolidated results of operations and financial position, management estimates that the impact of SFAS 133 will not be material.

  The American Institute of Certified Public Accountants recently issued Statement of Position 98-5, Reporting the Costs of Start-up Activities, ("SOP 98-5"), which is effective for all fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. Had SOP 98-5 been adopted by the Partnership as of December 31, 1998, the Company would have recorded an increase to net loss of $280, as the cumulative effect of a change in accounting principle.

 Reclassification

  Certain amounts have been reclassified for comparability.

(3) Storm Related Costs

  During mid-January of 1998, certain of the communities served by the Partnership in Maine experienced devastating ice storms. For the year ended December 31, 1998, the Partnership has recognized a loss due to service outages and increased labor costs of approximately $522 due to the ice storms. Additionally, the Partnership has incurred approximately $540 of capital expenditures to replace damaged subscriber drops. The Partnership received $183 subsequent to December 31, 1998 related to a claim on its business interruption insurance for the storm damage.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In thousands)

(4) Investment in Cable Television Systems

  The Partnership's investment in cable television systems is comprised of the following:

                                                       December 31, December 31,
                                                           1998         1997
                                                       ------------ ------------
Property and equipment................................  $  435,531    $297,229
Less--accumulated depreciation........................     (92,777)    (49,505)
                                                        ----------    --------
  Property and equipment, net.........................     342,754     247,724
                                                        ----------    --------
Franchise costs.......................................     717,614     523,096
Covenants not to compete..............................      16,856      14,983
Subscriber lists......................................     146,411     106,270
Goodwill..............................................      53,937      44,702
                                                        ----------    --------
                                                           934,818     689,051
Less--accumulated amortization........................    (114,294)    (51,326)
                                                        ----------    --------
  Franchise costs and other intangible assets, net....     820,524     637,725
                                                        ----------    --------
Total investment in cable television systems, net.....  $1,163,278    $885,449
                                                        ==========    ========

(5) Acquisitions and Dispositions

 Acquisitions

  The Partnership has completed several acquisitions since its inception through December 31, 1998. All of the acquisitions have been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon the estimated fair values at the respective dates of acquisition. Such allocations are subject to adjustments as final appraisal information is received by the Partnership. Amounts allocated to property and equipment and to intangible assets will be respectively depreciated and amortized, prospectively from the date of acquisition based upon remaining useful lives and amortization periods.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In thousands)
  The following table lists the acquisitions and the purchase price for transactions occurring in the most recent two years.

                                     Primary
                                     Location            Date        Acquisition
       Predecessor Owner            of Systems         Acquired        Cost(a)
       -----------------            ----------         --------      -----------
Bluegrass Cable Partners,
 L.P. .........................      Kentucky       March 20, 1997    $ 10,400

Clear Cable T.V., Inc. and
 B&G Cable T.V.
 Systems, Inc. ................      Kentucky       March 31, 1997    $  1,800

Milestone Communications of
 New York, L.P. ...............        Ohio         March 31, 1997    $  3,000

Triax Associates I, L.P.
 ("Triax I")...................        Ohio          May 30, 1997     $ 34,800

Phoenix Front Row Cablevision..        Ohio          May 30, 1997     $  6,900

PCI Incorporated...............      Michigan      August 29, 1997    $ 13,600

SRW, Inc.'s Blue Ridge Cable      Tennessee and
 Systems, L.P. ................   North Carolina  September 3, 1997   $  4,100

A-R Cable Services--ME, Inc.
 ("Cablevision")...............       Maine        October 31, 1997   $ 78,600

Harold's Home Furnishings,       Pennsylvania and
 Inc. .........................      Maryland      October 31, 1997   $  1,600

TCI Cablevision of Vermont,
 Inc. and Westmarc Development     Vermont and
 Joint Venture ("TCI-VT/NH")...   New Hampshire    December 2, 1997   $ 34,800

Cox Communications, Inc.
 ("Cox-Central Ohio")..........        Ohio       December 19, 1997   $204,100

TVC-Sumpter Limited Partnership
 and North Oakland Cablevision
 Partners Limited Partnership..      Michigan       March 6, 1998     $ 14,400

TCI Cablevision of Ohio,
 Inc. .........................        Ohio         April 1, 1998     $ 10,000

New England Cablevision of
 Massachusetts, Inc.
 ("NECMA").....................   Massachusetts     April 3, 1998     $ 44,900

Ohio Cablevision Network, Inc.
 ("TCI-Bryan").................        Ohio         July 31, 1998     $ 37,400

Unity Cable Television, Inc. ..       Maine       September 30, 1998  $    800*

Appalachian Cablevision of
 Ohio..........................        Ohio       September 1, 1998   $    300

State Cable TV Corporation          Maine and
 ("State").....................   New Hampshire    October 23, 1998   $190,200*

Paint Valley Cable.............        Ohio        October 30, 1998   $  1,900*

CASCO..........................       Maine       November 30, 1998   $  3,200*

--------
(a) Acquisition cost represents the purchase price allocation between tangible and intangible assets including certain purchase accounting adjustments as of December 31, 1998.

*  Subject to adjustment.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In thousands)
  The combined purchase price of certain of these acquisitions has been allocated to the acquired assets and liabilities as follows:

                                    1998            1997            1996
                               Acquisitions(a) Acquisitions(a) Acquisitions(a)
                               --------------- --------------- ---------------
Property and equipment........    $ 79,526        $ 48,805        $169,240
Franchise costs and other
 intangible assets............     244,492         344,490         268,836
                                  --------        --------        --------
  Subtotal....................     324,018         393,295         438,076
                                  --------        --------        --------
Net working capital
 (deficit)....................         410            (164)         (7,107)
Deferred income taxes.........     (14,783)             --              --
Less--Earnest money deposits
 applied......................      (2,050)           (500)         (9,502)
                                  --------        --------        --------
  Total cash paid for
   acquisitions...............    $307,595        $392,631        $421,467
                                  ========        ========        ========

--------
(a) The combined purchase price includes certain purchase price adjustments for acquisitions consummated prior to the respective periods.

  The Partnership has reported the operating results of its acquired cable systems from the dates of their respective acquisition.

  Unaudited pro forma summarized operating results of the Partnership, assuming the Triax I, Cablevision, TCI-VT/NH, Cox-Central Ohio, NECMA, TCI-Bryan and State Cable acquisitions (the "Acquisitions") had been consummated on January 1, 1997, are as follows:

                                             Year Ended December 31, 1998
                                           ----------------------------------
                                           Historical               Pro Forma
                                            Results    Acquisitions  Results
                                           ----------  ------------ ---------
Revenue................................... $ 245,134     $ 31,842   $ 276,976
Operating, selling, general and
 administrative expenses..................  (131,087)     (20,245)   (151,332)
Depreciation and amortization.............  (114,280)     (15,546)   (129,826)
                                           ---------     --------   ---------
Operating loss............................      (233)      (3,949)     (4,182)
Interest and other expenses...............  (112,760)     (23,253)   (136,013)
                                           ---------     --------   ---------
Net loss.................................. $(112,993)    $(27,202)  $(140,195)
                                           =========     ========   =========

                                             Year Ended December 31, 1997
                                           ----------------------------------
                                           Historical               Pro Forma
                                            Results    Acquisitions  Results
                                           ----------  ------------ ---------
Revenue................................... $ 145,126     $105,533   $ 250,659
Operating, selling, general and
 administrative expenses..................   (78,732)     (56,312)   (135,044)
Depreciation and amortization.............   (65,627)     (47,543)   (113,170)
                                           ---------     --------   ---------
Operating income..........................       767        1,678       2,445
Interest and other expenses...............   (75,533)     (51,026)   (126,559)
                                           ---------     --------   ---------
Net loss.................................. $ (74,766)    $(49,348)  $(124,114)
                                           =========     ========   =========

  The pro forma financial information presented above has been prepared for comparative purposes only and does not purport to be indicative of the operating results which actually would have resulted had the Acquisitions

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In thousands)
been consummated on the dates indicated. Furthermore, the above pro forma financial information does not include the effect of certain acquisitions and dispositions of cable systems because these transactions were not material on an individual or aggregate basis.

 Dispositions

  The Partnership has completed two dispositions from its inception through December 1998.

  On July 24, 1996, the Partnership sold certain cable television system assets located primarily in Chatsworth, Georgia to an affiliate of Helicon Partners for an aggregate sales price of approximately $7,900.

  On September 30, 1996, the Partnership sold certain cable television system assets located in Virginia to Shenandoah Cable Television Company, an affiliate of Shenandoah Telephone Company, for an aggregate sales price of approximately $7,100.

  On January 7, 1999, the Partnership sold certain cable television system assets located in the Southeast region to Helicon Partners I, LP, for an aggregate sales price of approximately $5,220.

(6) Debt

  The Partnership's debt was comprised of the following:

                                                      December 31, December 31,
                                                          1998         1997
                                                      ------------ ------------
Bank Credit Facility (a)--
  Revolving Credit Facility, interest based on
   various floating rate options (7.25% average at
   December 31, 1998), payable monthly...............  $  172,000    $     --
  Term loans, interest based on various floating
   libor rate options (7.46% and 8.33% weighted
   average at December 31, 1998 and 1997,
   respectively), payable monthly....................     498,125     432,000
11% senior Subordinated Notes due 2006 (b)...........     200,000     200,000
11 7/8% senior Discount Notes due 2007 (c)...........     249,532     155,047
12% Senior Notes, due June 30, 2004 and 2007 (d).....     158,593     141,642
14% Junior Notes, due June 30, 2004 and 2007 (d).....      75,409      66,266
Other................................................       1,485          --
                                                       ----------    --------
  Total debt.........................................  $1,355,144    $994,955
                                                       ==========    ========

--------
(a) Bank Credit Facility

    On December 19, 1997, the Partnership entered into a Second Amended and Restated Credit Agreement (the "Amended Credit Facility") increasing the available senior debt by $535.0 million, for a total availability of $800.0 million. The amount available under the Amended Credit Facility includes two term loans of $250.0 million each ("Facility A Term Loan" and "Facility B Term Loan") and a $300.0 million revolving credit facility ("Revolving Credit Facility"). The Facility A Term Loan and the Revolving Credit Facility both mature on September 30, 2005. The entire outstanding principal amount of the Revolving Credit Facility is due on September 30, 2005, with escalating principal payments due quarterly beginning December 31, 1998 under the Facility A Term Loan. The Facility B Term Loan matures March 31, 2006 with 95% of the principal being repaid in the last two quarters of the term of the facility.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In thousands)

    Under the terms of the Amended Credit Facility, with certain exceptions, the Partnership has a mandatory prepayment obligation upon a change of control of the Partnership and the sale of any of its operating systems. This obligation may be waived with the consent of the majority of the lenders. Further, beginning with the year ending December 31, 2001, the Partnership is required to make prepayments equal to 50% of its excess cash flow, as defined in the Amended Credit Facility. The Partnership also pays commitment fees ranging from 1/2%-- 3/8% per annum on the average unborrowed portion of the total amount available under the Amended Credit Facility.

    The Amended Credit Facility also requires the Partnership to maintain compliance with various financial covenants including, but not limited to, covenants relating to total indebtedness, debt ratios, interest coverage ratio and fixed charges ratio. In addition, the Amended Credit Facility has restrictions on certain partnership distributions by the Partnership.

    All partnership interests in the Partnership and all assets of the Partnership and its subsidiaries are pledged as collateral for the Amended Credit Facility.

(b) Senior Subordinated Notes

    On October 7, 1996, FVOP issued, pursuant to a public offering (the "Offering"), $200,000 aggregate principal amount of Senior Subordinated Notes due 2006 (the "Subordinated Notes"). Net proceeds from the Offering of $192,500, after costs of approximately $7,500, were available to FVOP on October 7, 1996.

    In connection with the anticipated issuance of the Subordinated Notes in connection with the Offering, FVOP entered into deferred interest rate setting agreements to reduce the FVOP's interest rate exposure in anticipation of issuing the Subordinated Notes. The cost of such agreements, amounting to $1,390, are recognized as a component of interest expense over the term of the Subordinated Notes.

    The Subordinated Notes are unsecured subordinated obligations of FVOP (co-issued by Capital) that mature on October 15, 2006. Interest accrues at 11% per annum beginning from the date of issuance, and is payable each April 15 and October 15, commencing April 15, 1997.

    The Subordinated Notes Indenture (the "Indenture") has certain restrictions on incurrence of indebtedness, distributions, mergers, asset sales and changes in control of FVOP.

(c) Senior Discount Notes

    On September 19, 1997, Holdings issued, pursuant to a private offering, the Discount Notes. The Discount Notes were sold at approximately 63.1% of the stated principal amount at maturity of $237,650 and provided net proceeds of $144,750, after underwriting fees of approximately $5,250.

    On December 2, 1998, Holdings issued, pursuant to a private offering, the Discount Notes, Series B. The Discount Notes were sold at at approximately 82.149% of the stated principal amount at maturity of $91,298 and provided net proceeds of $72,750, after underwriting fees of approximately $2,250.

    The Discount Notes are unsecured obligations of Holdings and Holdings Capital (collectively, the "Issuers"), ranking pari passu in right of payment to all existing and future unsecured indebtedness of the Issuers and will mature on September 15, 2007. The discount on the Discount Notes is being accreted using the interest method over four years until September 15, 2001, the date at which cash interest begins to accrue. Cash interest will accrue at a rate of 11 7/8% per annum and will be payable each March 15 and September 15, commencing March 15, 2002.

    The Discount Notes are redeemable at the option of the Issuers, in whole or in part, at any time on or after September 15, 2001, at redemption prices set forth in the Indenture for the Discount Notes (the "Discount

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In thousands)
   Notes Indenture"), plus any unpaid interest, if any, at the date of the redemption. The Issuers may redeem, prior to September 15, 2001, up to 35% of the principal amount at maturity of the Discount Notes with the net cash proceeds received from one or more public equity offerings or strategic equity investments at a redemption prices set forth in the Discount Notes Indenture, plus any unpaid interest, if any, at the date of the redemption.

    The Discount Notes Indenture has certain restrictions on incurrence of indebtedness, distributions, mergers, asset sales and changes in control of Holdings.

    J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. ("Equity Holders") are affiliates of the Partnership, owning in the aggregate, a 37.6% limited partnership interest in FVP. Affiliates of the Equity Holders received underwriting fees of approximately $3.6 million in connection with the issuance of the Notes and received compensation in the aggregate of approximately $3.1 million in connection with the issuance of the Discount Notes.

(d) Senior and Junior Notes

    The Senior and Junior Notes are unsecured obligations of FVP, ranking pari passu in right of payment to all existing and future indebtedness of FVP. The Senior Notes bear interest at a rate of 12% per annum, compounded annually, and are payable June 30, 2004 and 2007 or, if earlier, the last day of the term of the Partnership. The Junior Notes bear interest at a rate of 14% per annum, compounded annually, and are payable June 30, 2004 and 2007 or, if earlier, the last day of the term of the Partnership. Under the terms of the Senior Notes and the Junior Notes, no cash interest payments are required.

(e) Interest Rate Protection Agreements

    In order to convert effectively certain of the interest payable at variable rates under the Amended Credit Facility to interest at fixed rates, the Partnership has entered into interest rate swap agreements for notional amounts totaling $187,500, and maturing between November 15, 1999 and October 7, 2001. According to these agreements, the Partnership pays or receives the difference between (1) an average fixed rate of 5.84% and
    (2) a floating rate of the three month libor applied to the same $187,500 notional amount every three months during the term of the interest rate swap agreement. On April 7, 1998, the Partnership terminated one of its interest rate swap agreements for a notional amount of $82,500 and entered into a new interest rate swap agreement for $100,000. There was no termination fee associated with this transaction.

    On April 8, 1998, the Partnership entered into a collar interest rate swap agreement ("Collar Agreement") for a notional amount of $100,000, maturing on January 8, 2001. The Collar Agreement provides for different exchanges between the Partnership and the counterparty depending on the level of the floating three month LIBOR rate (5.32% at December 31, 1998). Such exchanges occur every three months during the term of the Collar Agreement. The different exchanges are as follows:

   (1) When LIBOR is below 5.05%, the Partnership pays to the counterparty the difference between the fixed rate of 5.65% and the LIBOR rate, applied to the $100,000 notional amount;

   (2) When LIBOR is between 5.65% and 6.65%, the Partnership receives from the counterparty the difference between the fixed rate of 5.65% and LIBOR rate, applied to the $100,000 notional amount;

   (3) When LIBOR is in excess of 6.65% or between 5.65% and 5.05%, the Collar Agreement has no financial effect.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In thousands)

    On October 3, 1997, in order to convert certain of the future interest payable at variable rates under indebtedness, the Partnership entered into a forward interest rate swap agreement. This commenced on October 15, 1998, for a notional amount totaling $150,000, maturing on October 15, 2001. According to this agreement, the Partnership will pay or receive the difference between (1) a fixed rate of 6.115% and (2) a floating rate based on three month libor applied to the same $150,000 notional amount every three months during the term of the interest rate swap agreement.

    For the years ended December 31, 1998 and 1997, the Partnership recognized an increase in interest expense of approximately $585 and $312, respectively, as a result of the interest rate swap agreements.

   Information concerning the Partnership's interest rate agreements at December 31, 1998 is as follows:

                                                                   Amount to be
                                          Interest rate  Notional   paid upon
   Expiration  date                       to be received  amount  termination(i)
   ----------------                       -------------- -------- --------------
   November 15, 1999.....................     5.912%     $ 65,000    $  472.5
   November 15, 1999.....................     5.188%       22,500        12.1
   January 8, 2001.......................     5.650%      100,000     1,215.3
   October 7, 2001.......................     5.940%      100,000     2,731.9
   October 15, 2001......................     6.115%      150,000     4,340.7
                                                         --------    --------
                                                         $437,500    $8,772.5
                                                         ========    ========

  --------
  (i) The estimated amount that the Partnership would pay to terminate the agreements on December 31, 1998. This amount takes into consideration current interest rates, the current creditworthiness of the counterparties and represents the fair value of the interest rate agreements.

  The debt of the Partnership, excluding future interest accretion, matures as follows:

Year Ended December 31--
------------------------
1999................................................................ $   11,144
2000................................................................     24,575
2001................................................................     34,575
2002................................................................     44,575
2003................................................................     55,825
Thereafter..........................................................  1,184,450
                                                                     ----------
                                                                     $1,355,144
                                                                     ==========

(7) Deferred Financing Costs

  The Partnership refinanced its Senior Credit Facility in December, 1997. Accordingly, the deferred financing costs related to the initial debt were written off. The effect of this write-off was a $5,046 charge to expense and was recorded as an extraordinary item. Additional costs related to the Amended Credit Facility were recorded as deferred financing costs during 1997.

(8) Fair Values of Financial Instruments

  The carrying amounts of cash and cash equivalents approximate their fair value due to the nature and length of maturity of the investments.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In thousands)

  The estimated fair value of the Partnership's Amended Credit Facility is based on floating market rates at December 31, 1998; therefore, there is no material difference in the fair market value and the carrying value of such debt instruments. The Notes have an aggregate principal amount of $200,000 with a 11% coupon rate. The fair value for the Notes at December 31, 1998 is $222,000. The Discount Notes have an aggregate principal amount at maturity of $328,948 with a 11 7/8% coupon. At December 31, 1998, the approximate fair value of the Partnership's Discount Notes was $273,030. The fair value of the Subordinated Notes and the Discount Notes is estimated based on Portal Market quotations of the issue. The fair value of the Junior and Senior Notes is not determinable as a result of the related party nature of such instruments.

(9) Commitments and Contingencies

  The Partnership has annual commitments under lease agreements for office space, equipment, pole rental and land upon which certain of its towers and antennae are constructed. Rent expense for the years ended December 31, 1998, 1997 and 1996 was $5,806, $4,065 and $2,365, respectively.

  Estimated future noncancelable lease payments under such lease obligations subsequent to December 31, 1998 are as follows:

Year Ended December 31--
------------------------
1999.................................................................... $1,404
2000....................................................................  1,104
2001....................................................................    781
2002....................................................................    646
2003....................................................................    390
Thereafter..............................................................    737
                                                                         ------
                                                                         $5,062
                                                                         ======

  In October 1992, Congress enacted the Cable Television Consumer and Competition Act of 1992 (the "1992 Cable Act") which greatly expanded federal and local regulation of the cable television industry. The Federal Communications Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and at the FCC level in response to complaints on rates for cable programming services. The FCC also adopted comprehensive and restrictive regulations allowing operators to modify their regulated rates on a quarterly or annual basis using various methodologies that account for the changes in the number of regulated channels, inflation, and increases in certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming fees and franchise related obligations. The FCC has also adopted regulations that permit qualifying small cable operators to justify their regulated service and equipment rates using a simplified cost-of-service formula.

  As a result of such actions, the Partnership's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. The Partnership believes that it has complied in all material respects with the rate regulation provisions of the federal law. However, the Partnership's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or by the appropriate franchise authority if it is certified by the FCC to regulate basic rates. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In thousands)
refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

  The Partnership's agreements with franchise authorities require the payment of annual fees which approximate 3% of system franchise revenue. Such franchises are generally nonexclusive and are granted by local governmental authorities for a specified term of years, generally for extended periods of up to fifteen years.

(10) Year 2000 Compliance

  The Partnership has under way a project to review and modify, as necessary, its computer applications, hardware and other equipment to make them Year 2000 compliant. The Partnership has also initiated formal communications with third parties having a substantial relationship to its business, including significant suppliers and financial institutions, to determine the extent to which the Partnership may be vulnerable to such third parties' failures to achieve Year 2000 compliance.

  Failure to achieve Year 2000 compliance by the Partnership, its principal suppliers and certain financial institutions with which it has relationship could negatively affect the Partnership's ability to conduct business for an extended period. There can be no assurances that all Partnership information technology systems and components will be fully Year 2000 compliant; in addition, other companies on which the Partnership's systems and operations rely may not be fully compliant on a timely basis, and any such failure could have a material adverse effect on the Partnership's financial position, results of operations or liquidity.

(11) Subsequent Event

  On February 22, 1999, FVP entered into a definitive agreement with Adelphia Communications Corporation to sell all outstanding partnership interests of FVP in exchange for cash, the assumption of certain liabilities and 7,000,000 shares of Adelphia Class A common stock.